Exhibit 4.2
Amendments to the Articles of Association of the Registrant adopted on October 16, 2008
The articles of association of the Company are amended as follows:
By deleting the existing Articles 15 through to 18 in their entirety and substituting therefor the following new Articles:
“15.	Subject to the provisions of the Statutes and these Articles, the Company may:
(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Member or the Company on such terms and in such manner as the Board may, before the issue of the Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by ordinary resolution or the manner of purchase shall be in accordance with the following Articles (this authorisation is in accordance with section 37(2) of the Statutes or any modification or re-enactment thereof for the time being in force); and

(c)	the Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statutes, including out of capital.
16.	Purchase of Shares listed on the New York Stock Exchange: the Company is authorised to purchase any Share listed on the New York Stock Exchange in accordance with the following manner of purchase:
(a)	the maximum number of Shares that may be repurchased shall be equal to the number of issued and outstanding Shares less one Share; and

(b)	the repurchase shall be at such time; at such price and on such other terms as determined and agreed by the Board in their sole discretion provided however that:
(i)	such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange; and
(ii)	at the time of the repurchase, the Company is able to pay its debts as they fall due in the ordinary course of its business.
16A.	Purchase of Shares not listed on the New York Stock Exchange: the Company is authorised to purchase any Shares not listed on the New York Stock Exchange in accordance with the following manner of purchase:
(a)	the Company shall serve a repurchase notice in a form approved by the Board on the Member from whom the Shares are to be repurchased at least two business days prior to the date specified in the notice as being the repurchase date;
(b)	the price for the Shares being repurchased shall be such price agreed between the Board and the applicable Member;

(c)	the date of repurchase shall be the date specified in the repurchase notice; and

(d)	the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Board and the applicable Member in their sole discretion.

17.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

18.	The holder of the Shares being purchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.”